Exhibit 16.1

February 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Odenza Corp.’s Form 8-K dated February 28, 2022, and agree with the statements made in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Weinberg & Company, P.A.

Los Angeles, California